EMPLOYMENT AGREEMENT
Amendment Number 2

THIS EMPLOYMENT AGREEMENT AMENDMENT NUMBER 2 (“Amendment”) dated as of June 15, 2006, effective as of July 1, 2006 (the “Effective Date”) is made between Harris Interactive Inc., a Delaware corporation (“Company”), and Leonard R. Bayer (“Executive”). This Amendment amends the Employment Agreement between the Company and the Executive dated as of July 1, 2003, as previously amended by Employment Agreement Amendment Number 1 dated January 1, 2005 (the “Agreement”).

1. Section 3.1 of the Agreement is hereby amended to read in its entirety as follows:

As compensation for Executive’s services, Company shall pay to Executive base compensation in the form of salary (“Base Compensation”) in the amount of $330,000 per annum. The salary shall be payable in periodic installments in accordance with Company’s regular payroll practices for its executive personnel at the time of payment, but in no event less frequently than monthly. The Compensation Committee of the Board shall review Base Compensation periodically for the purpose of determining whether Base Compensation should be adjusted; provided, however, that Executive’s Base Compensation shall not be less than the applicable amount set forth in this Section 3.1.

2. Executive acknowledges that his eligibility for performance bonuses under Section 3.2 will continue to be 14% less than his target would have been for full time employment. Executive’s target bonus for fiscal year 2006 is $135,000, but the actual bonus is dependent upon achievement of the performance levels established by the Compensation Committee for the fiscal year 2006 bonus plan.

3. Section 4.4(b)(ii) of the Agreement is hereby amended to read in its entirety as follows:

(ii) any decrease in Executive’s salary as it may have increased during the Term, except for decreases that are in conjunction with decreases in executive salaries by the Company generally and that do not result in a decrease in Executive’s annual salary below $330,000 per annum;

4. Section 5.4 of the Agreement is hereby amended to read in its entirety as follows:

Consideration for Section 5 Covenants. As consideration for Executive’s agreement to be bound by the obligations contained in this Section 5, Company shall pay Executive the aggregate sum of Six Hundred Sixty Thousand Dollars ($660,000.00), payable in installments of $25,000 each due on the first day of each month, commencing on the first day of the first calendar month after the first to occur of (i) the Company’s termination of Executive’s employment pursuant to Section 4.2 or 4.3 of this Agreement, (ii) the Executive’s termination of his employment other than for Good Reason, (iii) the Employee’s death, and (iv) the end of the Term (as it may have been extended pursuant to Section 2.1 of this Agreement).

5. All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

HARRIS INTERACTIVE INC.

By:/s/ Gregory T. Novak	Date: 6/14/06

Gregory T. Novak Title:Chief Executive Officer

/s/ Leonard R. Bayer	Date: 6/15/06

EVP & Chief Scientist